Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement [Form S-3 No. 333-192541] of Tonix Pharmaceuticals Holding Corp. of our report dated March 28, 2014, with respect to the consolidated financial statements of Tonix Pharmaceuticals Holding Corp. included in this Annual Report on Form 10-K for the year ended December 31, 2013.

/s/ EISNERAMPER LLP

New York, New York

March 28, 2014